Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
Alex Lopez
Investor Relations
+1-412-434-3466
alejandrolopez@ppg.com
investor.ppg.com

PPG reports first quarter 2025 financial results
•Net sales of $3.7 billion, a decrease of 4% over the prior year driven by unfavorable foreign currency translation of 3% and business divestitures of 2% including silicas
•Organic sales increased 1% versus prior year driven by higher sales volumes
•Reported earnings per diluted share (EPS) of $1.64 and adjusted EPS of $1.72
•Segment margin of 16.5% and segment EBITDA margin of 19.4%
•Share repurchases in the quarter totaled approximately $400 million
•Net debt at quarter end was $5.4 billion, an increase of $340 million over the prior year

PITTSBURGH, April 29, 2025 – PPG (NYSE:PPG) today reported financial results for the first quarter 2025.

First Quarter 2025 Consolidated Results

$ in millions, except EPS	1Q 2025	1Q 2024	YOY change
Net sales (a)	$3,684	$3,849	(4)%
Net income (a)	$375	$405	(7)%
Adjusted net income (a)(b)	$396	$443	(11)%
EPS (a)	$1.64	$1.71	(4)%
Adjusted EPS (a)(b)(c)	$1.72	$1.87	(8)%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below
(c) Includes an unfavorable year-over-year foreign currency translation impact of $0.09 and business divestitures impact of $0.03

Chairman and CEO Comments
Tim Knavish, PPG chairman and chief executive officer, commented on the quarter:

We are beginning to realize the benefits from our enterprise growth strategy as we delivered positive organic sales growth with increases in both sales volumes and selling prices. Our Performance Coatings segment delivered 9% organic sales growth, with several businesses growing above market rates including automotive refinish coatings and traffic solutions, along with double-digit percentage growth in our aerospace coatings and protective and marine coatings businesses.

Regionally, we delivered year-over-year organic sales growth in Asia Pacific, and after six quarters of declines or flat performance we achieved 4% organic sales growth in the U.S., driven by share gains and improvement in industrial production. European organic sales were down 1%, which was a significant improvement versus prior quarters as demand for our products is stabilizing in the region.

These topline results reinforce our positive organic growth momentum and contributed to improved manufacturing productivity. In addition, we benefited from the acceleration of our self-help cost actions, and we are now expecting to deliver $75 million in annual savings this year, along with additional discretionary cost management actions.

The current macro-economic environment is highly dynamic and our business model has historically proven to be well positioned to navigate through uncertainty given our diverse, global business portfolio, asset-light footprint and highly variable cost structure. In addition, we have a demonstrated track record of consistent cash generation through all stages of the business cycle to complement our strong balance sheet. As we look ahead with this economic backdrop, we are executing our self-help cost actions, working with our suppliers and customers to adjust to global product flows and mitigate cost impacts, and we are further strengthening our structural organic growth capabilities. We are maintaining our full-year earnings per share guidance range of $7.75 to $8.05.

Additional Financial Information
•Net sales include sales volumes growth of 1%, slightly positive selling prices, unfavorable foreign currency translation of 3% and lower year-over-year sales from business divestitures of 2%.
•At quarter end, the company had cash and short-term investments totaling $1.9 billion. Net debt was $5.4 billion, an increase of $340 million from the first quarter 2024.
•Corporate expenses were $95 million in the first quarter.
•First quarter net interest expense was $13 million.
•In the first quarter, the reported effective tax rate was 24.3% and the adjusted effective tax rate was 24.5%.

During the first quarter, share repurchases totaled approximately $400 million. In March, the company issued €900 million of debt and has maturities of €300 million and €600 million due in the second and fourth quarters, respectively. Our balance sheet remains strong, which continues to provide us with financial flexibility, and we remain committed to driving shareholder value creation.

First Quarter 2025 Reportable Segment Financial Results
Global Architectural Coatings Segment

$ in millions	1Q 2025	1Q 2024	YOY change
Net sales (a)	$857	$966	(11)%
Sales volumes			(3)%
Selling prices			+1%
Foreign currency translation			(7)%
Divestitures			(2)%
Segment income	$118	$166	(29)%
Segment income %	13.8%	17.2%
Segment EBITDA (b)	$144	$192	(25)%
Segment EBITDA %	16.8%	19.9%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

The Global Architectural Coatings segment is comprised of architectural coatings Europe, Middle East and Africa (EMEA) and architectural coatings Latin America and Asia Pacific. Net sales were lower compared to the first quarter 2024, driven by unfavorable foreign currency translation and lower sales volumes. These declines were partially offset by higher selling prices.

Organic sales for architectural coatings EMEA were flat year over year with higher selling prices offset by slightly lower sales volumes as increased organic sales in Central Europe and the Nordic region were offset by Western Europe. Organic sales for architectural coatings Latin America and Asia

Pacific declined by a mid-single-digit percentage compared to the first quarter 2024. In Mexico, retail sales volumes were solid in the quarter while project-related sales declined as business investment was paused due to recent geopolitical-related uncertainty. The company expects business and governmental investment to resume in the coming quarters.

Segment EBITDA decreased by 25% versus the prior year driven by significant unfavorable foreign currency translation, primarily due to the Mexican peso, and lower sales volumes, which were partially offset by pricing and cost-control actions.

Performance Coatings Segment

$ in millions	1Q 2025	1Q 2024	YOY change
Net sales (a)	$1,265	$1,184	+7%
Sales volumes			+6%
Selling prices			+3%
Foreign currency translation			(1)%
Divestitures and other			(1)%
Segment income	$274	$251	+9%
Segment income %	21.7%	21.2%
Segment EBITDA (b)	$307	$285	+8%
Segment EBITDA %	24.3%	24.1%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

The Performance Coatings segment, which is comprised of aerospace coatings, automotive refinish coatings, protective and marine coatings, and traffic solutions, delivered 9% organic sales growth. This was partially offset by the impacts of unfavorable foreign currency translation and divestitures.

Sales volumes increased 6% year over year with growth led by aerospace coatings, protective and marine coatings, and traffic solutions. Demand for PPG’s technology-advantaged aerospace products strengthened resulting in record quarterly sales, double-digit percentage organic sales growth, and an order backlog of $300 million. Organic sales in automotive refinish coatings increased by a low single-digit percentage with share gains more than offsetting lower industry collision claims. Protective and marine coatings organic sales increased by a double-digit percentage compared to the prior year, driven by above-market marine sales volume growth in the U.S., Europe and Asia Pacific. Traffic solutions benefited from increased sales volumes across North America.

Segment EBITDA increased by 8% versus the prior year, and segment EBITDA margin improved by 20 basis points year over year to 24.3%, driven by higher organic sales stemming from our technology-advantaged products and digital subscriptions.

Industrial Coatings Segment

$ in millions	1Q 2025	1Q 2024	YOY change
Net sales (a)	$1,562	$1,699	(8)%
Sales volumes			(1)%
Selling prices			(1)%
Foreign currency translation			(2)%
Divestitures			(4)%
Segment income	$215	$249	(14)%
Segment income %	13.8%	14.7%
Segment EBITDA (b)	$263	$301	(13)%
Segment EBITDA %	16.8%	17.7%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

Industrial Coatings segment net sales declined compared to the first quarter 2024, primarily due to the impact of foreign currency translation and the divestiture of the silicas products business in 2024. Selling prices declined as a result of certain index-based customer contracts, and sales volumes decreased as strength in industrial coatings and packaging coatings were more than offset by lower automotive industry production.

Automotive original equipment manufacturer (OEM) coatings organic sales decreased by a mid-single-digit percentage due to lower U.S. and European industry build rates, partially offset by PPG sales volume growth in China and Latin America, including share gains in Brazil. Industrial coatings organic sales were flat with lower indexed-based pricing offset by positive sales volume after several quarters of weak global industrial production. Demand for PPG's industrial products improved modestly but varied across subsegments. Packaging coatings organic sales increased by a low single-digit percentage year over year driven by share gains.

Segment EBITDA decreased 13% and segment EBITDA margin declined by 90 basis points compared to the first quarter 2024 driven by unfavorable foreign currency translation and lower organic sales, including price decreases due to index-based contracts, which were partially offset by cost-control actions.

Outlook
The company reaffirms the adjusted earnings per share guidance of $7.75 to $8.05 for the full-year 2025. This range is supported by the momentum of share gains and self-help actions and also reflects current global economic activity, foreign exchange rates, and mixed demand across the various regions and businesses in which we operate.

Additional information related to 2025 financial projections is posted within the slides and prepared commentary associated with the first quarter earnings documents on the Investors section of PPG.com.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions and divestitures.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.8 billion in 2024. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, April 29. The company will hold a conference call to review its first quarter 2025 financial performance on April 30, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://www.netroadshow.com/events/login?show=48c4dd74&confId=80212. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available April 30, beginning at approximately 11:00 a.m. ET, through May 14, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK (Local), 0204-525-0658; international, +44-204-525-0658; passcode 954021. A web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Tuesday, April 28, 2026.

Forward-Looking Statements

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to global economic conditions, geopolitical issues, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the imposition and magnitude of tariffs, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, global human health issues, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2024 Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of April 29, 2025, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation

PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations PPG’s effective tax rate adjusted for certain items, earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA and segment EBITDA. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items, EBITDA, adjusted EBITDA and segment EBITDA are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate, segment income or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share, the adjusted effective tax rate, EBITDA, adjusted EBITDA and segment EBITDA may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of full-year 2025 expected adjusted earnings per diluted share to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income, Earnings per Diluted Share, Effective Tax Rate and Segment Income
($ in millions, except per-share amounts and percentages)

	First Quarter 2025		First Quarter 2024
	$	EPS(a)	$	EPS (a)
Reported net income from continuing operations	$375	$1.64	$405	$1.71
Acquisition-related amortization expense	24	0.10	26	0.11
Business restructuring-related costs, net (b)	7	0.03	8	0.03
Portfolio optimization (c)	(6)	(0.03)	4	0.02
Insurance recovery (d)	(4)	(0.02)	—	—
Adjusted net income from continuing operations, excluding certain items	$396	$1.72	$443	$1.87

	First Quarter 2025			First Quarter 2024
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$502	$122	24.3%	$542	$128	23.6%
Acquisition-related amortization expense	32	8	24.4%	35	9	24.6%
Business restructuring-related costs, net (b)	9	2	19.7%	11	3	27.4%
Portfolio optimization (c)	(6)	—	N/A	6	2	24.2%
Insurance recovery (d)	(6)	(2)	24.3%	—	—	—%
Adjusted effective tax rate, continuing operations, excluding certain items	$531	$130	24.5%	$594	$142	23.9%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other (income)/charges, net on the condensed consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the condensed consolidated statement of income and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the condensed consolidated statement of income.

(c)Portfolio optimization includes a $7 million gain recognized on the sale of a business in the first quarter 2025. There was no tax expense associated with that gain. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income.
(d)In the first quarter 2025, the Company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2021.

	First Quarter
	2025	2024
Global Architectural Coatings
Net sales	$857	$966
Segment income	$118	$166
Segment depreciation and amortization	26	26
Segment EBITDA	$144	$192
Segment EBITDA %	16.8%	19.9%
Performance Coatings
Net sales	$1,265	$1,184
Segment income	$274	$251
Segment depreciation and amortization	33	34
Segment EBITDA	$307	$285
Segment EBITDA %	24.3%	24.1%
Industrial Coatings
Net sales	$1,562	$1,699
Segment income	$215	$249
Segment depreciation and amortization	48	52
Segment EBITDA	$263	$301
Segment EBITDA %	16.8%	17.7%
Total Segment EBITDA
Net sales	$3,684	$3,849
Segment income	$607	$666
Segment depreciation and amortization	107	112
Segment EBITDA	$714	$778
Segment EBITDA %	19.4%	20.2%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended March 31
	2025	2024
Net sales	$3,684	$3,849
Cost of sales, exclusive of depreciation and amortization	2,142	2,205
Selling, general and administrative	838	850
Depreciation	89	95
Amortization	32	35
Research and development, net	102	107
Interest expense	56	55
Interest income	(43)	(42)
Other (income)/charges, net	(34)	2
Income before income taxes	$502	$542
Income tax expense	122	128
Income from continuing operations	$380	$414
Loss from discontinued operations, net of tax	(2)	(5)
Net income attributable to controlling and noncontrolling interests	$378	$409
Net income attributable to noncontrolling interests	(5)	(9)
Net income (attributable to PPG)	$373	$400

Amounts attributable to PPG:
Income from continuing operations, net of tax	$375	$405
Loss from discontinued operations, net of tax	(2)	(5)
Net income (attributable to PPG)	$373	$400

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.64	$1.72
Loss from discontinued operations, net of tax	(0.01)	(0.02)
Net income (attributable to PPG)	$1.63	$1.70

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.64	$1.71
Loss from discontinued operations, net of tax	(0.01)	(0.02)
Net income (attributable to PPG)	$1.63	$1.69

Average shares outstanding	228.0	235.6

Average shares outstanding - assuming dilution	228.9	236.9

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Three Months Ended March 31
	2025	2024
Cash used for operating activities:
Cash (used for)/from operating activities - continuing operations	($16)	$7
Cash used for operating activities - discontinued operations	($2)	($67)
Cash used for operating activities	($18)	($60)
Cash used for investing activities - continuing operations:
Capital expenditures	$209	$252
Cash used for financing activities - continuing operations:
Dividends paid on PPG common stock	$154	$153
Purchase of treasury stock	$394	$149

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2025	2024	2024 (a)
Current assets:
Cash and cash equivalents	$1,830	$1,270	$1,168
Short-term investments	63	88	54
Receivables, net	3,429	2,985	3,233
Inventories	2,115	1,846	2,100
Other current assets	464	368	1,116
Total current assets	$7,901	$6,557	$7,671

Current liabilities:
Short-term debt and current portion of long-term debt	$1,688	$939	$311
Accounts payable and accrued liabilities	3,885	3,731	4,004
Current portion of operating lease liabilities	134	126	125
Restructuring reserves	130	128	86
Other current liabilities	—	90	417
Total current liabilities	$5,837	$5,014	$4,943

Long-term debt	$5,574	$4,876	$5,940

(a) In December 2024, PPG completed the sale of 100% of its architectural coatings business in the U.S. and Canada. Accordingly, the prior period balance sheet presented has been recast to present the assets and liabilities of the U.S. and Canada architectural coatings business as assets held for sale and liabilities held for sale, which are included within "Other current assets" and "Other current liabilities", respectively.

PPG OPERATING METRICS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2025	2024	2024
Operating Working Capital(a)	$2,843	$2,331	$2,668
As a percent of quarter sales, annualized	19.3%	15.6%	17.3%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended March 31
	2025	2024
Net sales
Global Architectural Coatings	$857	$966
Performance Coatings	1,265	1,184
Industrial Coatings	1,562	1,699
Total	$3,684	$3,849

Segment income
Global Architectural Coatings	$118	$166
Performance Coatings	274	251
Industrial Coatings	215	249
Total	$607	$666

Items not allocated to segments
Corporate / non-segment unallocated, exclusive of depreciation and amortization	(81)	(76)
Corporate / non-segment unallocated depreciation and amortization	(14)	(18)
Interest expense, net of interest income	(13)	(13)
Business restructuring-related costs, net (a)	(9)	(11)
Portfolio optimization (b)	6	(6)
Insurance recovery (c)	6	—
Income before income taxes	$502	$542
(a)    Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other (income)/charges, net on the condensed consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the condensed consolidated statement of income and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the condensed consolidated statement of income.
(b)    Portfolio optimization includes a $7 million gain recognized on the sale of a business in the first quarter 2025. There was no tax expense associated with that gain. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income.
(c)    In the first quarter 2025, the Company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2021.